Exhibit 99(a)

KOGER EQUITY, INC.

225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

[KOGER LOGO]

NEWS

FOR IMMEDIATE RELEASE

Koger Equity Announces Tax Treatment of 2003 Dividends

BOCA RATON, FLORIDA—January 9, 2004—Koger Equity, Inc. (NYSE: KE) today announced the proper tax treatment of its 2003 dividends paid to shareholders.

For 2003, Koger paid total dividends of $1.40 per share to common shareholders which are characterized as follows:

				Taxable
		Total Dividend	Taxable Ordinary	Long-Term
Record Date	Payment Date	per Share	Dividend	Capital Gain

12/31/2002	02/06/2003	$0.35	$0.347509	$0.002491
03/31/2003	05/01/2003	0.35	0.347509	0.002491
06/30/2003	08/07/2003	0.35	0.347509	0.002491
09/30/2003	11/06/2003	0.35	0.347509	0.002491

Totals		$1.40	$1.390036	$0.009964

For 2003, Koger paid total dividends of $0.56666 per share to preferred shareholders which are characterized as follows:

				Taxable
		Total Dividend	Taxable Ordinary	Long-Term
Record Date	Payment Date	per Share	Dividend	Capital Gain

12/01/2003	12/15/2003	$0.56666	$0.562627	$0.004033

Shareholders are advised to consult with their tax advisor about specific tax treatment of Koger’s 2003 dividends.

Koger Equity, Inc. owns and operates 128 office buildings, containing 9.4 million rentable square feet, primarily located in 19 suburban office projects in 10 metropolitan areas in the Southeastern United States and Texas.

Additional information about Koger is available upon request from Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037, or visit Koger’s website at www.koger.com.